UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cable One, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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210 E. Earll Drive Phoenix, AZ 85012

March 31, 2016

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders (the “Meeting”) of Cable One, Inc., our first stockholder meeting as a public company. The Meeting will be held at the Omni Berkshire Place, 21 East 52nd Street, New York, New York 10022, on Tuesday, May 3, 2016, at 8:30 a.m., local time.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Meeting.

Your vote is important. Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by returning a proxy card or voting instruction form in the envelope provided. If you plan to attend the Meeting, kindly so indicate in the space provided on the proxy card or when prompted if voting over the Internet or by telephone.

Sincerely,

/s/ Thomas O. Might

Thomas O. Might

Chairman of the Board and Chief Executive Officer

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 3, 2016

The 2016 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held at the Omni Berkshire Place, 21 East 52nd Street, New York, New York 10022, on Tuesday, May 3, 2016, at 8:30 a.m., local time, for the following purposes:

1.

To elect two Class I directors to hold office until the 2019 Annual Meeting of Stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on March 11, 2016, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. Please sign and return your proxy card at your earliest convenience. You may also vote your shares by telephone or over the Internet. If you choose to vote your shares by telephone or over the Internet, please follow the instructions in the enclosed Proxy Statement and proxy card. You may revoke your proxy at any time before it has been voted at the meeting. You may vote in person at the meeting even if you have previously given your proxy. For shares held through a broker, bank or other nominee, you may vote submitting voting instructions as provided by your broker, bank or other nominee; however, you may not vote such shares in person at the meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

By Order of the Board of Directors,

/s/ Alan H. Silverman

Alan H. Silverman

Secretary

Phoenix, Arizona

March 31, 2016

CABLE ONE, INC.

210 E. Earll Dr.

Phoenix, Arizona 85012

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

May 3, 2016

This Proxy Statement contains information relating to the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Cable One, Inc. (the “Company, “we,” “us,” “our,” or “Cable ONE”) to be held at the Omni Berkshire Place, 21 East 52nd Street, New York, New York 10022, on Tuesday, May 3, 2016, at 8:30 a.m., local time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors (the “Board”) of the Company is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be held on May 3, 2016.

Our Proxy Statement and Annual Report to Stockholders are available at

www.proxyvote.com

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about March 31, 2016 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:

You are voting on the election of two Class I directors to hold office until the 2019 Annual Meeting of Stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws (“By-laws”).

In the event that any nominee withdraws or for any reason is not able to serve as a director, Kevin P. Coyle and Alan H. Silverman, acting as your proxies, may vote for such other person as the Board may nominate.

In addition, you are voting on whether to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2016.

Q:	What are the voting recommendations of the Board?

A:

The Board recommends voting for each of the nominated directors listed on the proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept his or her nomination or election. See page 5 for additional detail on this proposal.

The Board recommends voting for the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2016. See page 16 for additional detail on this proposal.

Q:	Will any other matters be voted on?

A:

We are not aware of any matters to be voted on other than the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2016. If any other matter is properly brought before the Annual Meeting, Kevin P. Coyle and Alan H. Silverman, acting as your proxies, will vote for you at their discretion.

Q:	How do I vote?

A:	If you are a stockholder of record (that is, if your shares are registered in your name and not in “street name”), there are four ways to vote:

■	Over the Internet at www.proxyvote.com or scan the QR code on your proxy card with your mobile device. We encourage you to vote this way;

■	By toll-free telephone at 1-800-690-6903;

■	By completing and mailing your proxy card; or

■	By attending the Annual Meeting and voting in person.

If you hold shares in “street name” (that is, your shares are held in a brokerage account by a broker, bank or other nominee, also known as “beneficial owners”), you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote over the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on the day before the Annual Meeting. After that time, Internet and telephone voting will not be permitted, and a stockholder of record wishing to vote who has not previously submitted a signed proxy card must vote in person at the Annual Meeting. Stockholders of record will be on a list held by the inspector of elections. Street name stockholders must obtain a proxy executed in their favor from the institution that holds their shares, whether it is their brokerage firm, bank or other nominee, and present it to the inspector of elections in order to vote at the Annual Meeting. Voting in person by a stockholder at the Annual Meeting will replace any previous votes submitted by proxy.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, Kevin P. Coyle and Alan H. Silverman, acting as your proxies, will vote your shares in favor of the applicable nominated directors and for approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2016.

Q:	Who can vote?

A:

You can vote if you were a stockholder as of the close of business on March 11, 2016 (the “Record Date”). Each of your shares—whether held (i) directly in your name as stockholder of record (also referred to as “registered stockholder”) or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting:

■	By entering a new vote over the Internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;

■	By returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

■	By voting in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. Only the latest validly executed proxy that you submit will be counted.

Q:	What vote is required to approve a proposal?

A:

Each proposal requires the affirmative vote of majority of the votes cast at the Annual Meeting in order to be approved. “Abstentions” and “broker non-votes” will not be counted as votes cast with respect to that proposal, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Regarding Proposal 1 (election of the Company’s directors), in accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-withheld vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of the close of business on March 11, 2016, can attend. Street name stockholders must show proof of ownership in order to be admitted to the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:

In order to be admitted to the Annual Meeting, you must present proof of ownership of our common stock as of the Record Date. This can be a brokerage statement or letter from a broker, bank or other nominee indicating you ownership as of the Record Date, a proxy card, or a legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport.

In addition, please follow these instructions:

■	If you vote by using the enclosed proxy card, check the appropriate box on the card to indicate that you plan to attend the Annual Meeting.

■	If you vote over the Internet or by telephone, follow the instructions provided to indicate that you plan to attend the Annual Meeting.

Seating at the Annual Meeting will be on a first-come, first-served basis upon arrival at the Annual Meeting.

Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted inside the Annual Meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

Q:	Can I bring a guest?

A:	No. The Annual Meeting is for stockholders only.

Q:	What is the quorum requirement of the Annual Meeting?

A:

A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present in person or by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. As of the Record Date, there were 5,765,921 shares of our common stock outstanding and entitled to vote.

Q:	Who is soliciting Proxies?

A:

Solicitation of proxies is being made by the Company’s management through the mail, in person, over the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to stockholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q:	What other information about Cable ONE is available?

A:	The following information is available:

■

The Company maintains on its website, http://ir.cableone.net, copies of its Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Statement of Ethical Principles; Code of Business Conduct; charters of the Audit, Compensation, Executive, and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Policy Statement”); and other information about the Company.

■

In addition, printed copies of these documents will be furnished without charge (except exhibits) to any stockholder upon written request addressed to the Secretary of the Company at 210 E. Earll Drive, Phoenix, Arizona 85012.

■	Amendments to, or waivers granted to the Company’s directors and executive officers under, the Code of Business Conduct, if any, will be posted on the Company’s website.

Q:	Can I receive materials relating to the Annual Meeting electronically?

A:

To assist the Company in reducing costs related to the Annual Meeting, stockholders who vote over the Internet may consent to electronic delivery of mailings related to future annual stockholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the Internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is divided into three classes, designated Class I, Class II and Class III. Beginning at the 2016 Annual Meeting of Stockholders, directors will be elected by class for three-year terms, which continue until the third annual meeting of stockholders next following the director’s election and until the director’s successor is elected and qualified. Our Amended and Restated Certificate of Incorporation (“Charter”) and By-laws provide that the number of the directors of the Company will be fixed from time to time by the Board, and the number is currently fixed at eight.

There are two Class I directors whose term of office expires in 2016. The nominees for election as Class I directors, to serve for a three-year term until the annual meeting of stockholders in 2019 and until his or her successor is elected and qualified, are Brad D. Brian and Katharine B. Weymouth. All nominees are currently directors of the Company and, as described in further detail in the section entitled “Corporate Governance—The Spin-Off” below, were previously elected by the then-sole stockholder of the Company, Graham Holdings Company (“GHC”), at the effective time of the Company’s spin-off from GHC.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, the Company seeks individuals of the highest personal and professional ethics, integrity and business acumen, who are committed to representing the long-term interests of our stockholders. In respect of its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although the Company’s Corporate Governance Guidelines and the Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Directors are elected by the affirmative vote of majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept his or her nomination or election. In the event that any nominee withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

The following table presents certain information, as of March 11, 2016, concerning each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Age	Position	Expiration of Term as Director
Mr. Thomas O. Might	64	Chairman of the Board, Chief Executive Officer and Director	2018
Ms. Naomi M. Bergman*	52	Director	2017
Mr. Brad D. Brian*	63	Director	2016
Mr. Thomas S. Gayner*	54	Lead Independent Director	2018
Ms. Deborah J. Kissire*	58	Director	2018
Mr. Alan G. Spoon*	64	Director	2017
Mr. Wallace R. Weitz*	66	Director	2017
Ms. Katharine B. Weymouth	49	Director	2016

* Independent Director

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines, Statement of Ethical Principles and the Policy Statement as essential to a well-functioning deliberative body, including honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of all stockholders to build long-term stockholder value.

All of the directors and nominees have held senior positions as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives about the complex issues facing the Company.

The following matrix and biographies highlight specific qualifications, skills, attributes and experience of each of our directors. The matrix is a summary only; therefore, it does not include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

	Cable / Communications / Media Industry Experience	Leadership Experience	Governance / Board Experience	Financial / Accounting Expertise	Legal Expertise	Diversity
Naomi M. Bergman	✓	✓	✓			✓
Brad D. Brian		✓			✓
Thomas S. Gayner	✓	✓	✓	✓
Deborah J. Kissire		✓	✓	✓		✓
Thomas O. Might	✓	✓	✓
Alan G. Spoon	✓	✓	✓	✓
Wallace R. Weitz		✓	✓	✓
Katharine B. Weymouth	✓	✓	✓		✓	✓

Nominees for Election for a Term Expiring at the 2019 Annual Meeting

Brad D. Brian

Mr. Brian is a Co-Managing Partner at the California law firm Munger, Tolles & Olson LLP, having been with the firm for over 30 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 3rd Ed. 2007). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in January 2016.

Mr. Brian brings to the Board his experience as a litigator and understanding of legal matters that may arise at Cable ONE.

Katharine B. Weymouth

Ms. Weymouth was the Chief Executive Officer of Washington Post Media and Publisher of The Washington Post newspaper from February 2008 until October 2014. She joined The Washington Post Company in 1996 as Assistant General Counsel of The Washington Post newspaper and held various positions within that organization over the course of 18 years. Ms. Weymouth held several positions within The Washington Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. Ms. Weymouth has been a director of GHC, from which Cable ONE was spun-off in July 2015, since September 2010. She serves as a Trustee of the Philip L. Graham Fund and of The Field School and is a director of The Economic Club of Washington, D.C.

Ms. Weymouth brings to the Board public company leadership, management oversight and operational expertise gained through her various senior roles with and directorship of GHC.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Directors Continuing in Office

Naomi M. Bergman

Ms. Bergman has been the President of Bright House Networks, LLC, one of the leading cable companies in the United States, since 2007. In addition, Ms. Bergman serves as Chair of the Society of Cable Television Engineers Foundation and is a director of The Cable Center, Adaptive Spirit and 1010data, Inc. She serves on the Federal Communications Commission Technical Advisory Committee and the CableLabs Technical Advisory Committee.

Ms. Bergman serves as a Trustee at the University of Rochester. In April 2009, Ms. Bergman received the Distinguished Vanguard Award for Leadership, which is the National Cable and Telecommunications Association’s highest award that recognizes significant and effective leadership in the cable and telecommunications industry.

Ms. Bergman brings to the Board her experience and expertise in the cable and telecommunications industry.

Thomas S. Gayner

Mr. Gayner has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, Virginia, since January 2016. He also served as President and Chief Investment Officer of Markel Corporation from May 2010 until December 2015, and as a director of Markel Corporation from 1998 to 2003. Since 1990, he has served as President of Markel-Gayner Asset Management Corporation. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company LLC in Virginia. Mr. Gayner serves on the boards of GHC, Colfax Corporation and The Davis Series Mutual Funds. He also serves on the boards of the non-profit entities Bon Secours Health System and the Community Foundation of Richmond.

Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and director of Markel Corporation as well as other public company boards.

Deborah J. Kissire

Ms. Kissire retired as a partner of Ernst & Young LLP, an independent registered public accounting firm, in July 2015 after a 36-year career. At the time of her retirement, Ms. Kissire served as Ernst & Young’s Vice Chair and East Central Managing Partner as well as a member of the Americas Executive Board. Ms. Kissire serves on the board of Omnicom Group Inc., and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA.

Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and financial control matters.

Thomas O. Might

Mr. Might has been Chairman of the Board of Cable ONE since 2015, Chief Executive Officer of Cable ONE since 1994, a member of the Board since 1995 and served as President of Cable ONE from 1993 to 2014.

Mr. Might joined The Washington Post Company in 1978 as assistant to publisher Donald E. Graham after serving a summer internship at the newspaper in 1977. He was promoted to Vice President-Production in 1982 and served in that position until 1987, when he became Vice President-Production and Marketing. In 1991, Mr. Might was named Vice President-Advertising Sales.

In 1993, Mr. Might was promoted to President and Chief Operating Officer of Cable ONE (formerly named Post-Newsweek Cable). He became President and Chief Executive Officer of Cable ONE in 1994 and was elected to the Board in 1995.

Mr. Might serves on the boards of the American Cable Association and C-SPAN. Mr. Might was a Combat Engineer Officer in the U.S. Army from 1972 to 1976.

Alan G. Spoon

Mr. Spoon is currently Partner Emeritus at Polaris Partners, a private investment firm that provides venture capital to development-stage companies. He has been with Polaris Partners since May 2000, previously serving as Managing General Partner and General Partner. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President of The Washington Post Company from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon began his career at, and later became a partner of, The Boston Consulting Group.

Mr. Spoon serves on the boards of Danaher Corporation, IAC/InterActiveCorp and Match Group, Inc. and previously served as a director of Cable ONE from 1991 to 2000. Additionally, he has served on the boards of Getty Images, TechTarget, Inc., Human Genome Sciences, Ticketmaster and American Management Systems. Previously, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman). He is a member of the MIT Corporation, where he also serves on the board of edX (an online education platform).

Mr. Spoon’s public company leadership experience gives him insight into business strategy, leadership and executive compensation, and his public company and private equity experience give him insight into technology trends, acquisition strategy and financing. With more than 20 years of experience with The Washington Post Company, including nine years as a director of Cable ONE, he also has knowledge of Cable ONE’s business.

Wallace R. Weitz

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 as Wallace R. Weitz & Company and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Partners Value Fund and Hickory Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz is on the Board of Trustees for Carleton College and serves on various other non-profit boards.

Mr. Weitz brings to the Board his substantial finance experience as an investor in public companies.

There are no family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE

The Spin-Off

In the fourth quarter of 2014, GHC announced a plan for the complete legal and structural separation of its wholly owned subsidiary, Cable One, Inc., from GHC (the “spin-off”). On July 1, 2015, Cable ONE became an independent company traded under the ticker symbol “CABO” on the New York Stock Exchange (the “NYSE”) after completion of the spin-off. The spin-off was effected through the distribution by GHC of 100% of the outstanding shares of common stock of Cable ONE to GHC stockholders as of the record date for the distribution in a pro rata dividend (the “Distribution”).

Donald E. Graham, Chairman of the Board and then-Chief Executive Officer of GHC, and Hal S. Jones, Senior Vice President—Finance and Chief Financial Officer of GHC, each served with Messrs. Gayner and Might as members of our Board prior to the spin-off. Mr. Gayner, who also serves on the board of directors of GHC, was elected on June 5, 2015 to serve as a director of Cable ONE by GHC, the sole stockholder of Cable ONE until the consummation of the spin-off. Upon his election, Mr. Gayner was also named by the Board as a member of the Company’s Audit, Compensation and Nominating and Governance Committees.

Effective concurrently with the consummation of the spin-off at 12:01 a.m. EDT (the “Effective Time”) on July 1, 2015, Messrs. Graham and Jones each resigned as a member of the Board. At the time of their resignations, Messrs. Graham and Jones each served on the Audit, Compensation and Nominating and Governance Committees. In addition, effective at the Effective Time, Mr. Gayner stepped down as a member of the Compensation Committee. Also effective at the Effective Time, GHC elected Naomi M. Bergman, Brad D. Brian, Alan G. Spoon, Wallace R. Weitz and Katharine B. Weymouth to serve as directors of the Company. Mr. Brian and Ms. Weymouth were elected as Class I directors, whose terms expire at the Annual Meeting. Ms. Bergman and Messrs. Spoon and Weitz were elected as Class II directors, whose terms expire at the 2017 annual meeting of stockholders. Messrs. Gayner and Might were elected as Class III directors, whose terms expire at the 2018 annual meeting of stockholders.

The following actions occurred at the Effective Time: Mr. Might was designated to serve as the Chairman of the Board and Mr. Gayner was designated to serve as the Lead Independent Director of the Board; Ms. Bergman and Mr. Spoon were elected to serve as members of the Audit Committee, along with Mr. Gayner, with Mr. Spoon being designated as the Chair of such committee; Messrs. Brian, Spoon and Weitz were elected to serve as members of the Compensation Committee, with Mr. Weitz being designated as the Chair of such committee; Messrs. Gayner, Might and Spoon were elected to serve as members of the Executive Committee, with Mr. Gayner being designated as the Chair of such committee; and Ms. Bergman and Mr. Brian were elected to serve as members of the Nominating and Governance Committee, along with Mr. Gayner who was designated as the Chair of such committee.

On July 25, 2015, the Board elected Deborah J. Kissire to serve as a Class III director of the Company, with a term expiring at the 2018 annual meeting of stockholders. The Board also named Ms. Kissire to serve as Chair of the Audit Committee replacing Mr. Spoon, who remained as a member of the Audit Committee. Mr. Gayner stepped down as a member of the Audit Committee, effective concurrently with Ms. Kissire’s appointment.

Board Committees and Meeting Attendance

The standing committees of the Board include the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee. Prior to the spin-off, Messrs. Graham and Jones served as non-independent members of the Audit, Compensation and Nominating and Governance Committees in accordance with applicable phase-in periods under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE rules and regulations for newly public spin-off companies. Currently, as discussed in more detail below, each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing standards applicable to boards of directors generally and board committees in particular.

Each committee of the Board operates under a written charter that is maintained on our website, http://ir.cableone.net/govdocs, and has the authority to hire at the expense of the Company independent legal, accounting, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the current membership of the Board and each of its committees, as well as the number of times the Board and each committee met during 2015 following the spin-off.

Director	Board	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Thomas O. Might	Chair			✓
Naomi M. Bergman	✓	✓			✓
Brad D. Brian	✓		✓		✓
Thomas S. Gayner	Lead Independent Director			Chair	Chair
Deborah J. Kissire	✓	Chair
Alan G. Spoon	✓	✓	✓	✓
Wallace R. Weitz	✓		Chair
Katharine B. Weymouth	✓
Number of Meetings	3	10	1	0	0

Each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served.

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

■	the qualifications and independence of our outside auditor;

■	the performance of our internal audit function;

■	the outside auditor’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates.

The Board has determined that each of Ms. Kissire and Mr. Spoon has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his or her extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

Compensation Committee

The functions of the Compensation Committee include, among other duties:

■	determining and approving the compensation of our Chief Executive Officer;

■	reviewing and approving the compensation of other members of our senior management;

■	overseeing the administration and determination of awards under our compensation plans; and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

All members of the Compensation Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE applicable to service on compensation committees of emerging growth companies.

Executive Committee

The functions of the Executive Committee include, among other duties:

■	reviewing and providing guidance to the Board and to senior management of the Company regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as may be delegated to the Committee from time to time by the Board.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to our Board amendments to our By-laws, Charter, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation; and

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines and Codes of Conduct

In order to help assure the highest levels of business ethics at Cable ONE, our Board has adopted the following Corporate Governance Guidelines and codes of conduct, which are maintained on our website, http://ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of the Company. Among other things, our Corporate Governance Guidelines address director qualifications, Board operations, director compensation, management review and succession, and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

The Board has not established limits on the number of terms a director may serve prior to his or her 75th birthday; however, no director may be nominated to a new term if he or she would be age 75 or older at the time of the election.

Code of Business Conduct

Our Code of Business Conduct applies to our employees, including any employee directors. The Code of Business Conduct contains policies pertaining to, among other things, employee conduct in the workplace; electronic communications and information security; accuracy of books, records and financial statements; securities trading; confidentiality; conflicts of interest; fairness in business practices; anti-bribery and anti-corruption laws; antitrust laws; and political activities and solicitations.

Statement of Ethical Principles

Our Statement of Ethical Principles applies to our directors, officers, and employees and is designed to deter wrongdoing and to promote, among other things:

■	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

■	the protection of the confidentiality of our non-public information;

■	the responsible use of and control over our assets and resources;

■	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

■	compliance with applicable laws, rules and regulations; and

■	accountability for adherence to the Statement of Ethical Principles and prompt internal reporting of any possible violation of the Statement of Ethical Principles.

Director Nomination Process

Under our By-laws, stockholders of record are able to nominate persons for election to our Board only by providing proper notice to our Secretary. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director, a brief description of any other business such stockholder proposes to bring before the meeting and the reason for conducting such business and a representation as to whether such stockholder intends to solicit proxies.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. The Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees (including candidates recommended by stockholders); and the general process for communications between stockholders and the Board.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-withheld vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Director Independence

As set forth in our Corporate Governance Guidelines, the majority of directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all the members of each of the standing committees (other than the Executive Committee) must be independent and may not directly or indirectly accept any consulting, advisory or other compensatory fee (other than pension or other forms of deferred compensation for prior service which is not contingent in any way on continued service) from the Company or its subsidiaries and none of the members of the standing committees may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has determined that the following directors are independent Naomi M. Bergman, Brad D. Brian, Thomas S. Gayner, Deborah J. Kissire, Alan G. Spoon and Wallace R. Weitz.

Executive Sessions of the Non-Management Directors

The listing standards of the NYSE call for the non-management directors of the Company to meet at regularly scheduled executive sessions without management. Thomas S. Gayner serves as Lead Independent Director of the Board, and he presides at the executive sessions of the Board. The non-management directors met in executive session twice in 2015 and expect to meet in executive session in 2016 as appropriate.

Board Leadership Structure

The Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

Thomas O. Might serves as Chairman of the Board as well as Chief Executive Officer of the Company. The Board believes that Mr. Might’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and that this structure is appropriate because Mr. Might possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and has played a critical role in the growth of the Company during his over-20 years of experience as an executive at and as a member of the Board of Cable ONE. His dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy as well as effective decision-making and strategic alignment between the Board and the Company’s senior management. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders and that Mr. Might is best positioned to develop agendas that focus on matters that merit Board attention.

To ensure the Board’s independence and proper functioning, the Board also appoints a Lead Independent Director. Thomas S. Gayner currently serves in this capacity. The Lead Independent Director typically chairs executive sessions of Board meetings and consults with Mr. Might and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Mr. Might, along with the other members of the Executive Committee, in reviewing key operational and other matters and to act as a liaison between Mr. Might and the non-management directors. The role of the Lead Independent Director is able to provide strong leadership of the non-management directors and help the Board provide effective independent oversight of the Chairman of the Board and Chief Executive Officer.

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters; the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements; and the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. The Company has established a Disclosure Controls Committee that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures.

Communicating with Directors

In accordance with the Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to the Company’s Secretary, at the address of the Company’s headquarters: 210 E. Earll Drive, Phoenix, Arizona 85012. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

The Board does not have a policy of requiring directors to attend annual meetings of stockholders; however, the Company generally schedules a Board meeting in conjunction with its annual meeting of stockholders and encourages directors and nominees for director to attend the annual meeting of stockholders. As a subsidiary of GHC until the spin-off in July 2015, we did not hold an annual meeting of stockholders in 2015.

Director and Executive Officer Derivative Trading and Hedging Prohibition

The Company’s Insider Trading Policy provides that it is inappropriate for director and executive officers, among others, to enter into speculative transactions in the Company’s securities, and prohibits them from (1) trading derivative securities, such as puts, calls, options and similar instruments; (2) entering into hedging or monetization transactions or similar arrangements in which the stockholder continues to own the underlying security, but without all of the risks or rewards of ownership, such as collars and forward-sale contracts; (3) engaging in short sale transactions in the Company’s securities; and (4) buying the Company’s securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held (other than pledges of securities in effect prior to February 2, 2016). Any shares of the Company’s common stock that are pledged will not count toward the Company’s stock ownership guidelines.

Stock Ownership Guidelines for Directors and Executives

The Board has adopted stock ownership guidelines for directors and executives, including our named executive officers. These guidelines generally require the directors and executives to hold shares of Company common stock having a value equal to a multiple of the directors’ most recent base retainer and the executives’ base salary, respectively. Under such guidelines, the applicable multiples for directors (including unvested and deferred restricted stock units (“RSUs”)), subject to adjustment in the discretion of the Board, and executives (including restricted or unrestricted shares of Company common stock, but not stock appreciation rights (“SARs”)), subject to adjustment in the discretion of the Compensation Committee, are as follows:

Position	2015	2016	2017	2018	2019	2020
Director	0.50	0.50	0.75	1.00	1.25	1.50
Chief Executive Officer	5.00	5.00	5.00	5.00	5.00	5.00
President	2.00	2.50	2.50	3.00	3.00	3.50
Senior Vice President	2.00	2.00	2.00	2.50	2.50	3.00
Vice President	2.00	2.00	2.00	2.00	2.00	2.00

Each director and executive was in compliance with the stock ownership guidelines as of December 31, 2015.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the financial statements of our Company for the fiscal year ended December 31, 2015. Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and recommends that stockholders vote in favor of the ratification of such appointment. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so with respect to our financial statements for the fiscal year ended December 31, 2015 and the firm’s relationship with the Company and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Chair of the Audit Committee, as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Pre-approval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the SEC’s rules on auditor independence.

Audit and Other Fees

The following table provides information regarding the aggregate fees billed to the Company for professional services rendered by PricewaterhouseCoopers LLP for 2015. Fees for audit, audit-related, tax and other professional services rendered by PricewaterhouseCoopers LLP to the Company for 2014 were billed to, and paid directly by, GHC because the Company’s results were included in GHC’s consolidated financial statements.

	2015	2014
Audit Fees(1)	$1,064,129	$	NA
Audit-Related Fees(2)	35,000		NA
Tax Fees(3)	40,000		NA
All Other Fees(4)	1,800		NA
Total	$1,140,929	$	NA

(1)

Audit fees related to the annual audit, reviews of financial statements included in the Company’s quarterly filings and work related to the filing of a Form S-8 for shares issuable in connection with our 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”), including reimbursable expenses.

(2)

Audit-related fees related to assurance and other services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses.

(3)	Tax fees related to tax compliance, tax advice and tax planning, including reimbursable expenses. These fees were primarily for state and local tax consulting.

(4)	All other fees related to software licensing for a finance and accounting research tool provided by PricewaterhouseCoopers LLP.

NA	Not applicable.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

EXECUTIVE COMPENSATION

As an emerging growth company, we are not required under SEC rules and regulations to include a Compensation Discussion and Analysis and certain other compensation-related disclosures, and we have elected to comply with the scaled disclosure requirements. The following table shows the compensation paid by the Company during fiscal 2015 and 2014 to the principal executive officer and the two other most highly compensated executive officers of the Company based on fiscal 2015 compensation, whom we refer to as our “named executive officers,” except in the case of Mr. Fox, who was not a named executive officer in 2014.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Thomas O. Might	2015	$900,000	—	$3,906,594	$2,956,758	$2,215,500	—	$69,498	$10,048,350
Chairman of the Board and Chief Executive Officer	2014	$749,219	—	—	—	$1,642,500	—	$32,089	$2,423,808
Julia M. Laulis	2015	$450,000	—	$1,368,278	$1,160,026	$569,500	—	$27,200	$3,575,004
President and Chief Operating Officer	2014	$384,616	—	—	—	$374,400	—	$19,947	$778,963
Stephen A. Fox	2015	$299,000	—	$1,039,907	$950,698	$294,832	—	$18,566	$2,603,003
Senior Vice President and Chief Network Officer

(1)

Amounts in this column represent base salary earned by each named executive officer from GHC prior to the spin-off and from Cable ONE following the spin-off for 2015 and base salary paid to each named executive officer by GHC for 2014.

(2)

Amounts in this column represent the grant date fair value of the restricted stock and SAR awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of restricted stock and SAR grants made through the close of the 2015 fiscal year, rather than amounts paid to or realized by our named executive officers. The amounts included for the performance-based restricted stock awards granted to each named executive officer are based on full achievement of the underlying performance conditions, which was determined to be the probable outcome at the time of grant. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. See Note 11 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 7, 2016, for a discussion of the assumptions used in valuation of the restricted stock and SAR awards.

(3)

Amounts in this column for 2015 represent payments under the 2015 Executive Incentive Compensation Plan for Cable ONE (the “2015 EICP”) and prorated payments under the performance units granted under GHC’s 2012 Incentive Compensation Plan for the 2013-2016 award cycle (the “2013-2016 Performance Unit Plan”) for each named executive officer, as follows: Mr. Might, $1,278,000 in annual bonus and $937,500 in performance units; Ms. Laulis, $319,500 in annual bonus and $250,000 in performance units; and Mr. Fox, $169,832 in annual bonus and $125,000 in performance units. Amounts in this column for 2014 represent payments under the annual bonus component of GHC’s 2012 Incentive Compensation Plan (the “2014 AIP”) and the performance units granted under GHC’s 2012 Incentive Compensation Plan for the 2011-2014 award cycle (the “2011-2014 Performance Unit Plan”) for Mr. Might and Ms. Laulis, as follows: Mr. Might, $810,000 in annual bonus and $832,500 in performance units; and Ms. Laulis, $207,900 in annual bonus and $166,500 in performance units. Each plan is described in further detail in the sections entitled “Narrative Disclosure to Summary Compensation Table—Annual Incentive Awards,” and “—Performance Units” below.

(4)	There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

(5)	For 2015, the amounts presented include the information in the following table:

All Other Compensation

Name	Perquisites(5a)	401(k) Company Contributions(5b)	SERP Company Contributions(5b)	Restricted Stock Dividends(5c)	Total
Thomas O. Might	$6,070	$2,650	$18,877	$41,901	$69,498
Julia M. Laulis	$6,727	$4,304	$5,475	$10,694	$27,200
Stephen A. Fox	$900	$7,301	$965	$9,400	$18,566

(5a)

Amounts in this column represent (i) for Mr. Might and Ms. Laulis, (A) travel and related expenses incurred by the named executive officer’s spouse in connection with attending industry conferences and/or a Company sales or performance incentive trip and (B) activity and entertainment expenses incurred by each of our named executive officers and such person’s spouse on such trips and (ii) for Ms. Laulis and Mr. Fox, reimbursement for the cost of certain Company products and services.

(5b)

The named executive officers are immediately 100% vested in the 401(k) Company contributions and Company contributions under the SERP. The 401(k) Company contributions and Company contributions under the SERP are described in further detail in the section entitled “Narrative Disclosure to Summary Compensation Table—Retirement Benefits—Defined Contribution Plans” below.

(5c)

Amounts in this column represent (i) dividends attributable to GHC restricted stock granted under the GHC Incentive Compensation Plan and (ii) dividends attributable to Cable ONE restricted stock granted under the 2015 Plan that, in each case, are not included in the grant date fair value of such restricted stock awards reported in the “Stock Awards” column of the 2015 Summary Compensation Table. Shares of restricted stock issued by GHC that were forfeited in connection with the spin-off and the vesting conditions of dividends attributable to Cable ONE restricted stock are described in further detail in the section entitled “Narrative Disclosure to Summary Compensation Table—Restricted Stock” below.

Narrative Disclosure to Summary Compensation Table

The following describes material features of the compensation disclosed in the 2015 Summary Compensation Table.

Employment Agreements. Consistent with our policy, we have not entered into any employment agreements with, or guaranteed severance packages to, any of our named executive officers. In 2015 and 2014, compensation for each of our named executive officers was determined prior to the spin-off by the Compensation Committee of GHC’s board of directors (the “GHC Compensation Committee”) based on recommendations made by GHC’s senior management, and, for Ms. Laulis and Mr. Fox, in consultation with Mr. Might. In determining our named executive officer’s compensation for 2015 and 2014, GHC’s senior management and the GHC Compensation Committee also referred to the composite market information included in, for Mr. Might, the Equilar Executive Compensation Survey and the U.S. Mercer Benchmark Database (MBD): Executive Survey, which contained compensation information for a broader group of companies in a range of industries with revenues similar to our annual revenues, and, for Ms. Laulis and Mr. Fox, the Croner CTHRA Cable and Satellite MSO Compensation Survey, which contained compensation information for a broader group of companies in the cable industry.

Annual Incentive Awards. Each of our named executive officers was awarded a cash incentive opportunity at the beginning of 2015, pursuant to the 2015 EICP. The 2015 EICP provided for payouts in respect of 2015 cash awards based on our financial performance compared to goals set immediately prior to or at the beginning of 2015, with a target bonus set at the beginning of the year for each named executive officer, expressed as a percentage of such officer’s salary. For 2015, these target bonuses percentages were as follows: Mr. Might, 100%; Ms. Laulis, 50%; and Mr. Fox, 40%.

In 2015, the annual bonus formula for each named executive officer was based 50% on our overall cash flow results (total revenues less total expenses) and 50% on divisional cash flow results (overall cash flow less overhead and advertising). These goals were established by the GHC Compensation Committee based on metrics recommended by GHC’s senior management made in consultation with our senior management. Our target cash flow goals in 2015 were $312.0 million for overall cash flow and $420.7 million for divisional cash flow. In 2015, we achieved results of $320.6 million for overall cash flow and $432.4 million for divisional cash flow, resulting in payouts under the 2015 EICP of 142% of target payable to our named executive officers as follows: $1,278,000 for Mr. Might; $319,500 for Ms. Laulis; and $169,832 for Mr. Fox. Each of these amounts is included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table.

For 2014, Mr. Might and Ms. Laulis were each awarded a cash incentive opportunity at the beginning the year, pursuant to the 2014 AIP. The 2014 AIP provided for payouts in respect of such awards based on our financial performance compared to goals set immediately prior to or at the beginning of the year, with a target bonus set at the beginning of the year for each named executive officer, expressed as a percentage of such officer’s salary. For 2014, these target bonuses percentages were as follows: Mr. Might, 100% and Ms. Laulis, 50%.

In 2014, the annual bonus formula for Mr. Might and Ms. Laulis was based 50% on our overall cash flow results (total revenues less total expenses) and 50% on divisional cash flow results (overall cash flow less overhead and advertising). These goals were established by the GHC Compensation Committee based on metrics recommended by GHC’s senior management made in consultation with our senior management. Our target cash flow goals in 2014 were $312.0 million for overall cash flow and $409.8 million for divisional cash flow. In 2014, we achieved results of $314.4 million for overall cash flow and $410.7 million for divisional cash flow, resulting in payouts under the 2014 AIP of 108% of target payable to our named executive officers as follows: $810,000 for Mr. Might and $207,900 for Ms. Laulis. Each of these amounts is included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table.

LTIP Plans. During 2013, GHC established the 2013-2015 Special Long-Term Incentive Plan (the “Special LTIP”) and the 2014-2015 LTIP for Cable ONE Vice Presidents (the “2014-2015 LTIP”). The Special LTIP provided for a payout based on our achievement of free cash flow for 2015, as compared to 2012. Free cash flow was defined as income from operations, plus depreciation and amortization, less capital expenditures. The 2014-2015 LTIP provided for a payout based on our achievement of a target cumulative two-year free cash flow growth rate. At the spin-off, the Special LTIP and the 2014-2015 LTIP were terminated, with the achievement of performance goals determined based on actual performance through the spin-off, annualized for the 2015 calendar year. Payouts, if any, would have been prorated for the number of full months elapsed since the beginning of the performance period through the spin-off. Mr. Might participated in the Special LTIP and Ms. Laulis and Mr. Fox participated in the 2014-2015 LTIP. In connection with the termination of the Special LTIP and the 2014-2015 LTIP in 2015, we did not achieve the requisite free cash flow growth, resulting in no payouts to our named executive officers under either plan.

Performance Units. The 2015 Summary Compensation Table includes amounts earned for the 2013-2016 Performance Unit Plan and the 2011-2014 Performance Unit Plan. The GHC Compensation Committee set the performance goals for the grants at the beginning of each four-year award cycle based on recommendations by GHC’s senior management.

The 2013-2016 Performance Unit Plan provided for payouts based on the achievement of our cumulative free cash flow over the four-year performance period from 2013 to 2016 relative to a target amount of $615.6 million. Free cash flow was defined as income from operations, plus depreciation and amortization, less capital expenditures. If free cash flow achievement was between the performance percentages set forth in the table below, we used straight line interpolation to calculate the payout value. Valuations of performance units, based on this measure, were as follows:

Performance	Unit Value
110%	$200
105%	$175
100% of Target	$150
90%	$15
Less than 90%	$0

At the spin-off, the 2013-2016 Performance Unit Plan was terminated, with the achievement of performance goals determined based on actual performance through the close of the 2014 fiscal year relative to a target amount of $249.0 million of cumulative free cash flow growth for the same period. Payouts were prorated generally based on the time elapsed since the beginning of the performance period through the spin-off. Each of our named executive officers participated in the 2013-2016 Performance Unit Plan. In connection with the termination of the 2013-2016 Performance Unit Plan in 2015, we achieved results of $299.0 million of cumulative free cash flow growth for the truncated performance period through the close of the 2014 fiscal year, resulting in prorated payouts of 110% of target payable to our named executive officers as follows: $937,500 for Mr. Might; $250,000 for Ms. Laulis; and $125,000 for Mr. Fox, which are included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table.

Awards granted to our named executive officers under the 2011-2014 Performance Unit Plan were based on achievement of performance, measured by cumulative free cash flow over the applicable four-year period relative to a target amount of $625.1 million. Free cash flow was defined as income from operations, plus depreciation and amortization, less capital expenditures. If free cash flow achievement was between the performance percentages set forth in the table below, we used straight line interpolation to calculate the payout value. Valuations of performance units, based on this measure, were as follows:

Performance	Unit Value
110%	$200
105%	$175
100% of Target	$150
91%	$15
Less than 91%	$0

We achieved results of $609.0 million of cumulative free cash flow growth for the 2011-2014 performance period, resulting in payouts of 97% of target payable to our named executive officers as follows: $832,500 for Mr. Might and $166,500 for Ms. Laulis, which are included in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table.

Restricted Stock. The 2015 Summary Compensation Table reflects the grant date fair value of the restricted stock awards made in 2015. On July 1, 2015, the Compensation Committee approved the grant of restricted stock under the Company’s 2015 Plan to certain executives of the Company whose equity awards issued by GHC were forfeited in connection with the spin-off (the “Replacement Shares”) or who did not receive an equity award from GHC in 2015 in anticipation of the spin-off (the “Staking Shares” and, together with the Replacement Shares, the “Restricted Shares”). The Restricted Shares are subject to both service-based and performance-based vesting conditions. The Replacement Shares are scheduled to cliff-vest on December 6, 2016, which is the vesting date of the forfeited awards that they replaced, and the Staking Shares are scheduled to cliff-vest on January 2, 2018, in each case, generally subject to our achievement of free cash flow results in the second half of the 2015 fiscal year exceeding free cash flow results in the second half of the 2014 fiscal year or our achievement of free cash flow results in the 2016 fiscal year exceeding free cash flow results in the 2015 fiscal year, which performance goals were selected from those specified in the 2015 Plan. Free cash flow was defined as Adjusted EBITDA (defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, equity-based and cash-based compensation expense, gain/loss on deferred compensation, gain/loss on disposal of fixed assets, other income/expense, net, and other unusual operating expenses), less cash paid for property, plant, and equipment. The Restricted Shares are subject to the terms and conditions of the 2015 Plan as well as an award agreement entered into by each executive receiving a grant and the Company, the material terms of which were also approved by the Compensation Committee on July 1, 2015. The named executive officers received the following Restricted Shares: Mr. Might, 5,125 Replacement Shares and 5,142 Staking Shares; Ms. Laulis, 1,025 Replacement Shares and 2,571 Staking Shares; and Mr. Fox, 1,025 Replacement Shares and 1,708 Staking Shares. In addition, the Restricted Shares are credited with cash dividends, which are subject to the same vesting terms as the underlying Restricted Shares. Dividends on performance-based Restricted Shares will not vest unless and until the performance conditions applicable to the underlying Restricted Shares have been achieved. In 2016, our Compensation Committee certified that our achievement of free cash flow results in the second half of the 2015 fiscal year exceeded free cash flow results in the second half of the 2014 fiscal year, and, therefore, the performance-vesting conditions for the Replacement Shares and the Staking Shares were met. There were no restricted stock awards granted to our named executive officers in 2014.

SARs. The 2015 Summary Compensation Table reflects the grant date fair value of the SAR awards made in 2015. On August 4, 2015, the Compensation Committee approved the grant of SARs under the 2015 Plan to certain executives effective on September 1, 2015. The SARs vest in four equal ratable installments beginning on the first anniversary of the grant date (generally subject to the holder’s continued employment with the Company through the applicable vesting date) and are otherwise subject to the terms and conditions of the applicable award agreement, a form of which was approved by the Compensation Committee on August 4, 2015. The named executive officers received the following SARs: Mr. Might, 33,900 SARs; Ms. Laulis, 13,300 SARs; and Mr. Fox, 10,900 SARs. There were no SARs granted to our named executive officers in 2014.

Perquisites. In 2015 and 2014, we paid for certain costs in connection with our named executive officers’ and their spouses’ travel to and participation in sales or performance incentive trips and certain other business conferences. In 2015, we also reimbursed our named executive officers for the cost of certain Company products and services. See the “All Other Compensation” column of the 2015 Summary Compensation Table for more information regarding these payments. We do not provide any other perquisites to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable SARs and unvested restricted stock held by our named executive officers on December 31, 2015.

		SAR Awards				Stock Awards
Name	Grant Date(1)	Exercisable	Unexercisable	SAR Exercise Price	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
Thomas O. Might	07/08/2015	—	—	—	—	10,267	$4,452,387
	09/01/2015	—	33,900	$422.31	09/01/2025	—	—
Julia M. Laulis	07/08/2015	—	—	—	—	3,596	$1,559,441
	09/01/2015	—	13,300	$422.31	09/01/2025	—	—
Stephen A. Fox	07/08/2015	—	—	—	—	2,733	$1,185,193
	09/01/2015	—	10,900	$422.31	09/01/2025	—	—

(1)

Generally, outstanding SARs granted under the 2015 Plan vest 25% per year over a four-year period from the date of grant. Outstanding Replacement Shares cliff-vest on December 6, 2016, the vesting date of the forfeited awards that they replaced, and outstanding Staking Shares cliff-vest on January 2, 2018. The Restricted Shares are also subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Plan. The SARs and the Restricted Shares are described in further detail in the sections entitled “Narrative Disclosure to Summary Compensation Table—SARs” and “—Restricted Stock” above.

(2)	Calculated using the closing price of a share of our common stock as of December 31, 2015 ($433.66).

Retirement Benefits

Defined Benefit Pension Plans

Our employees, including our named executive officers, participate in both tax-qualified and supplemental defined benefit retirement plans. Prior to the spin-off, our named executive officers participated in GHC’s tax-qualified defined benefit plan, the Retirement Plan for GHC (the “GHC Retirement Plan”), and the associated nonqualified plan, the GHC Supplemental Executive Retirement Plan (the “GHC SERP”). The GHC Retirement Plan covered most employees of Cable ONE and provided benefits that were based on formulas that take into account base salary and service. Such formulas are contained in the individual benefits schedules for the GHC Retirement Benefits Schedule, Cash Balance Retirement Program (“CBRP”) and the Secure Retirement Account (“SRA”), as explained in further detail below. Benefits under the GHC Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. Upon the spin-off, the accrued benefits of our named executive officers under the GHC Retirement Plan became vested and remain the obligation of GHC following the spin-off. GHC will continue to administer the plan, including making payments under the plan, with respect to our current and former employees with vested rights thereunder, including our named executive officers.

Our named executive officers have each earned a portion of their pension benefits under different benefits schedules of the GHC Retirement Plan. Mr. Might earned his pension benefit under the GHC Retirement Benefits Schedule, the CBRP and the SRA, and Ms. Laulis and Mr. Fox earned their pension benefits under the CBRP and the SRA.

Retirement Plan Benefits Under the GHC Retirement Benefits Schedule

Benefits payable under this schedule include the following, subject to the limitations on tax-qualified plans mentioned below (in “—DB SERP Benefits”):

■

An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of exempt accrued credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by GHC. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage applied to the benefit for Mr. Might was 0.57% (based on his year of birth), multiplied by years of exempt accrued credited service (which was limited up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

■	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

■	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring at or after age 55 with ten years of vesting service.

Vested benefits under the GHC Retirement Plan are generally payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The GHC Retirement Plan’s normal retirement age is 65. The GHC Retirement Benefits Schedule provides a reduced early retirement benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with ten years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits Under the Secure Retirement Account and Cash Balance Retirement Program Schedule

The CBRP was provided to eligible employees of Cable ONE by GHC prior to the spin-off. Each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Participants are 100% vested in their benefits after attaining age 65 while actively employed or after completion of three years of vesting service. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment, but must be paid by age 65 for employees who terminate employment prior to such age.

Under the SRA, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.20% to 3.50%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment, but must be paid by age 65 for employees who terminate employment prior to such age.

DB SERP Benefits

Effective as of the spin-off, we established the defined benefit portion of the Cable ONE SERP (the “Cable ONE DB SERP”) with terms substantially similar to the defined benefit portion of the GHC SERP (the “GHC DB SERP”). The Cable ONE DB SERP, under which we assumed all obligations to current and former Cable ONE employees, including our named executive officers, who participated in the GHC DB SERP, is a nonqualified plan that provides key executives who participate in the GHC Retirement Plan with a “supplemental retirement benefit.” Prior to the spin-off, participants in the GHC SERP were selected by GHC’s management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the GHC’s Compensation Committee. The GHC DB SERP provided, and the Cable ONE DB SERP provides, for benefits to such participants, including each of our named executive officers, that were calculated based on the formulas in the GHC Retirement Plan, but included bonuses under GHC’s 2012 Incentive Compensation Plan, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans (currently $265,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $210,000 per year commencing at age 65). The GHC DB SERP provided, and the Cable ONE DB SERP provides, benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the Cable ONE DB SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Defined Contribution Plans

The Compensation Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable ONE 401(k) Plan”) and following the spin-off, all account balances of current and former Cable ONE employees, including our named executive officers, held by the Savings Plan for GHC Divisions, which is one of GHC’s qualified defined contribution 401(k) plans (the “GHC 401(k) Plans”), were transferred to the Cable ONE 401(k) Plan. The Cable ONE 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($265,000 in 2015). Participants are eligible to receive Company matching contributions after one year of service, and participants are immediately vested in the Company matching contributions.

Prior to the spin-off, our named executive officers participated in the GHC 401(k) Plans, which provided for non-discretionary matching contributions up to 1% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($265,000 in 2015). Participants were immediately vested in the Company matching contributions. Benefits under these qualified plans were determined on the basis of base salary only, exclusive of all bonuses, sales commissions, deferred compensation and other forms of remuneration.

In addition, effective as of the spin-off, we established the defined contribution portion of the Cable ONE SERP (the “Cable ONE DC SERP”) with terms substantially similar to the defined contribution portion of the GHC SERP (the “GHC DC SERP”) under which we assumed all obligations to current and former Cable ONE employees who participated in the GHC DC SERP, including our named executive officers. The GHC DC SERP provided, and the Cable ONE DC SERP provides, such executives with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the applicable 401(k) plans, to the extent that benefits exceed those under the sponsored basic plans because of the tax law limitations ($53,000 in 2015). Among the benefits provided under the GHC DC SERP and Cable ONE DC SERP is a supplemental defined contribution plan benefit wherein we provide a matching contribution percentage up to 3% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive was required to defer compensation to the applicable SERP in order to receive the applicable matching Cable ONE credit each year. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable ONE DC SERP are payable on the first day of the seventh month following termination of service.

Deferred Compensation Plans

Effective as of the spin-off, we established the Cable ONE Deferred Compensation Plan with terms substantially similar to the GHC Deferred Compensation Plan, under which plan we remain responsible for any obligations to current and former Cable ONE employees who participated in the GHC Deferred Compensation Plan, including our named executive officers.

Prior to the spin-off, the GHC Deferred Compensation Plan provided an opportunity for participants, including our named executive officers, to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards under GHC’s 2012 Incentive Compensation Plan. Elections to defer must have been filed in advance of earning such awards. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable ONE Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferral elections made on or after January 1, 2014, amounts deferred under the Cable ONE Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation of service regardless of the participant’s elections. No deferrals are permitted under the Cable ONE Deferred Compensation Plan after December 31, 2015.

Additionally, in 1999, Mr. Might was granted a special deferred compensation award by GHC in recognition of his extraordinary efforts in growing our Company. Annual payouts under this arrangement will commence when Mr. Might turns age 65 or, if later, when he separates service with our Company. If the award is deferred beyond Mr. Might’s 65th birthday due to his continued employment with us, the base amounts will begin accruing interest on May 1, 2016 at an annual rate corresponding to the applicable rate for 12-month U.S. Treasury bills (set at each anniversary and carried forward), credited and compounded on an annual basis. The award may be payable in installments upon mutual agreement of Mr. Might and us, not to extend beyond a 10-year period; however, in the event of Mr. Might’s death after his 65th birthday, all amounts due will be payable in a lump sum within 60 days. No amounts were paid to Mr. Might in 2015 or 2014 in respect of this arrangement.

Potential Payments Upon Termination or Change of Control

We do not have any agreements with any of our named executive officers that provide payments upon termination (except for Mr. Might’s special deferred compensation award, the GHC Retirement Plan and the Cable ONE SERP described above or the agreements described below) or in conjunction with a change of control (except as described below). The following description and table showing the estimated dollar value of potential severance payments and other benefits that would be provided to our named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the Restricted Share and SAR award agreements following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2015.

Termination of Employment

In the event of death or disability of each of our named executive officers on or following the first anniversary of the grant date, the restrictions that apply to a prorated portion of Restricted Shares will lapse, and a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date.

In the event the employment of each of our named executive officers is terminated by the Company other than for “Cause” or by the named executive officer with “Good Reason” (a “qualifying termination”) on or following the first anniversary of the grant date: (a) the Restricted Shares will remain outstanding and subject to any applicable performance conditions and the restrictions that apply to a prorated portion of Restricted Shares will lapse at the time the Compensation Committee determines the applicable performance conditions have been achieved based on the number of days that have elapsed since the grant date, and (b) a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date. As defined in the applicable award agreements, “Cause” generally means any of the following: (i) fraud, misappropriation or embezzlement of Company property; (ii) failure by the executive to perform duties; (ii) conviction or plea of guilty or no contest to a felony or crime of moral turpitude; (iii) bad faith actions that result in a material detriment to the Company; or (iv) material non-compliance or breach of Company agreements and policies. As defined in the applicable agreements, “Good Reason” generally means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; (iii) required relocation of the executive by more than 50 miles; or (iv) breach of the applicable agreement by the Company.

In the event of a qualifying termination of employment on December 31, 2015, no SARs or Restricted Shares would have vested, since it was prior to the first anniversary of the grant date.

Change of Control

Outstanding SARs and Restricted Shares will not accelerate vesting in connection with a “Change of Control” of the Company unless either, (a) a successor company refuses to assume the outstanding awards or substitute awards with the same material terms and conditions (including vesting) or (b) within 18 months following a “Change of Control,” the named executive officer experiences a qualifying termination. For purposes of these agreements, “Change of Control” (as defined in the 2015 Plan) generally means any of the following: (i) during any period of 24 months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director supported by a majority of the Incumbent Directors will be considered an Incumbent Director); (ii) completion of a merger, sale of substantially all of the assets of, or similar transaction involving, the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) our stockholders approve a plan of complete liquidation or dissolution; or (iv) any person or entity becomes the beneficial owner of 30% or more of the combined voting power of the Company. Upon a qualifying termination within 18 months following a Change of Control, our named executive officers would receive the following payments:

Name	Award Type	Termination Without Cause or for Good Reason During 18 Months Following a Change of Control(1)
Thomas O. Might	SARs	$384,765
	Restricted Shares	$4,452,387
Julia M. Laulis	SARs	$150,955
	Restricted Shares	$1,559,441
Stephen A. Fox	SARs	$123,715
	Restricted Shares	$1,185,193

(1)

The amounts in this column represent the value of all outstanding SARs and Restricted Shares for each named executive officer, which will vest and become exercisable upon a qualifying termination within 18 months following a Change of Control. For purposes of the values in the table, we have included the intrinsic value of all SARs and the value of all Restricted Shares, based on the closing price of our common stock on December 31, 2015 of $433.66, and assuming that all performance conditions applicable to the Restricted Shares have been satisfied.

DIRECTOR COMPENSATION

The annual compensation arrangements for non-employee directors approved by the Board are comprised of the following components:

Component	Amount
Base Retainer	$150,000
Lead Independent Director or Committee Chair Retainer (“Additional Retainer”)	$15,000

Each such retainer is provided in the form of RSUs. Such RSUs will generally be granted on the date of the Company’s annual stockholder meeting and will vest on the first anniversary of the grant date, subject to the non-employee director’s continued service through such vesting date. Settlement of such RSUs will follow vesting, unless the director has previously elected to defer such settlement until his or her separation from service from the Board. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a Change of Control of the Company (as defined above in “Executive Compensation—Potential Payments Upon Termination or Change of Control”).

Non-employee directors who serve as a committee chair or lead independent director for less than the full year, or who serve in multiple roles, will be eligible for the Additional Retainer for such partial service or additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses for the meetings they attended.

Employee directors do not receive additional compensation for serving on the Board.

The following table shows the compensation paid by Cable ONE during the fiscal year ended December 31, 2015 to its non-employee directors.

Director Compensation

Director(1)	Stock Awards(2),(3)	All Other Compensation(4)	Total
Naomi M. Bergman	$177,457	$442	$177,899
Brad D. Brian	$177,457	$442	$177,899
Thomas S. Gayner	$195,286	$442	$195,728
Deborah J. Kissire	$195,286	$442	$195,728
Alan G. Spoon	$177,457	$442	$177,899
Wallace R. Weitz	$195,286	$442	$195,728
Katharine B. Weymouth	$177,457	$442	$177,899

(1)

Thomas O. Might, the Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. Might as an employee is shown in the 2015 Summary Compensation Table.

(2)

Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of RSU grants made through the close of the 2015 fiscal year, rather than amounts paid to or realized by the non-employee directors. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. The number of RSUs granted in 2015 in respect of the Base Retainer and the Additional Retainer was determined based on an assumed fair market value of $350 per share of underlying Company common stock. The RSUs are scheduled to vest on the date of the Annual Meeting, subject to the service-based vesting conditions and settlement dates described in the narrative above. See Note 11 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 7, 2016, for a discussion of the assumptions used in valuation of the RSU awards.

(3)	The following table shows the aggregate number of outstanding RSUs held by each non-employee director at December 31, 2015.

Director	RSUs Outstanding at 12/31/2015
Naomi M. Bergman	429
Brad D. Brian	429
Thomas S. Gayner	472
Deborah J. Kissire	472
Alan G. Spoon	429
Wallace R. Weitz	472
Katharine B. Weymouth	429

(4)

Amounts in this column represent the dollar value of dividend equivalents (based on the closing price per share of our common stock on the dividend payment date) attributable to RSUs granted under the 2015 Plan that are not included in the grant date fair value of such RSU awards reported in the “Stock Awards” column.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 11, 2016 by:

■	each of our directors and nominees for director;

■	each executive officer named in the 2015 Summary Compensation Table;

■	all of our directors and executive officers as a group; or

■	each of our stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds, subject to applicable community property law.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 5,765,921 shares outstanding on March 11, 2016. The numbers and percentages shown include shares actually owned on March 11, 2016 and shares that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of March 11, 2016 upon the exercise of SARs or the delivery of RSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

Name	Amount and Nature of Beneficial Ownership	Percent
Directors and Named Executive Officers:
Thomas O. Might(1)	22,047	*
Stephen A. Fox(2)	5,686	*
Julia M. Laulis(3)	5,491	*
Naomi M. Bergman(4)	430	*
Brad D. Brian(4)	430	*
Thomas S. Gayner(5)	5,773	*
Deborah J. Kissire(6)	473	*
Alan G. Spoon(4)	430	*
Wallace R. Weitz(6)	473	*
Katharine B. Weymouth(4)	12,651	*
All directors and executive officers as a group, eliminating duplications (14 individuals)	62,001	1.1%

Name	Amount and Nature of Beneficial Ownership	Percent
Principal Stockholders:
Donald E. Graham(7)	1,013,938	17.6%
1300 North 17th Street Arlington, VA 22209
Daniel L. Mosley(8)	501,834	8.7%
825 Eighth Avenue New York, NY 10019
BlackRock, Inc.(9)	345,597	6.0%
55 East 52nd Street New York, NY 10055
T. Rowe Price Associates, Inc.(10)	330,222	5.7%
100 E. Pratt Street Baltimore, MD 21202
The Vanguard Group(11)	312,721	5.4%
100 Vanguard Blvd. Malvern, PA 19355

*     Less than 1%.

(1)	The amount includes 11,304 shares of restricted stock awarded to Mr. Might in accordance with the 2015 Plan.

(2)	The amount includes 3,077 shares of restricted stock awarded to Mr. Fox in accordance with the 2015 Plan and 2,609 shares held in a trust with Mr. Fox’s spouse who shares voting and investment power.

(3)

The amount includes 4,114 shares of restricted stock awarded to Ms. Laulis in accordance with the 2015 Plan and 108 shares held in a trust with Ms. Laulis’ spouse who shares voting and investment power.

(4)	The amount includes 430 shares of our common stock underlying RSUs that will vest within 60 days of March 11, 2016.

(5)

The amount includes 473 shares of our common stock underlying RSUs that will vest within 60 days of March 11, 2016 and 5,200 shares of our common stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(6)	The amount includes 473 shares of our common stock underlying RSUs that will vest within 60 days of March 11, 2016.

(7)

Based on a Schedule 13D filed on July 2, 2015, as amended, and a Form 4/A filed on February 22, 2016, Mr. Graham was deemed to be the beneficial owner of 1,013,938 shares of our common stock. Based on the Schedule 13D, Mr. Graham has sole voting and investment power over 328,089 shares and shared voting and investment power over 685,849 shares.

(8)	Based on a Schedule 13D filed on July 2, 2015, as amended, Mr. Mosley, as a Trustee of various trusts, has shared voting and investment power with respect to these shares.

(9)

Based on a Schedule 13G filed on January 28, 2016, BlackRock, Inc. (“BlackRock”), an investment advisor, was deemed to be the beneficial owner of 345,597 shares of our common stock. Based on the Schedule 13G, BlackRock has sole voting power over 331,949 shares and sole dispositive power over 345,597 shares.

(10)

Based on a Schedule 13G filed on February 12, 2016, T. Rowe Price Associates, Inc. (“T. Rowe”), an investment advisor, was deemed to be the beneficial owner of 330,222 shares of our common stock. Based on the Schedule 13G, T. Rowe has sole voting power over 72,989 shares and sole dispositive power over 330,222 shares.

(11)

Based on a Schedule 13G filed on February 10, 2016, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 312,721 shares of our common stock. Based on the Schedule 13G, Vanguard has sole voting power over 3,094 shares, shared voting power over 300 shares, sole investment power over 309,627 shares and shared investment power over 3,094 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports, and on written representations, if any, from such reporting persons, we believe that during the fiscal year ended December 31, 2015, all such reporting persons filed the required reports on a timely basis under Section 16(a), except that (i) a Form 4 was filed late on December 18, 2015 for each of Naomi M. Bergman, Brad D. Brian, Deborah J. Kissire, Thomas S. Gayner, Alan G. Spoon, Wallace R. Weitz and Katharine B. Weymouth to report each reporting person’s acquisition of one RSU pursuant to the dividend equivalent provision of the underlying RSU award for such reporting person; and (ii) a Form 4 on behalf of Donald E. Graham was not filed on a timely basis to report 15 shares owned by his wife of which he may be deemed beneficial owner by virtue of their marriage. An amendment to Mr. Graham’s most recently filed Form 4 was made on February 22, 2016, reporting beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2015 concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,681	$422.31	384,912
Equity compensation plans not approved by security holders	—	—	—
Total	6,681	$422.31	384,912

(1)

Column (a) includes 3,132 shares underlying outstanding RSUs and 3,549 shares to be issued upon exercise of outstanding SARs. Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). The SARs are exercisable for shares of our common stock with a value equal to the increase in the fair market value of our common stock over the exercise price. For the purposes of calculating the number of shares to be issued upon exercise of the SARs, we have used the closing price of our common stock as of December 31, 2015 ($433.66).

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Naomi M. Bergman; Deborah J. Kissire, who serves as Chair of the Audit Committee; and Alan G. Spoon. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2015 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Deborah J. Kissire, Chair

Naomi M. Bergman

Alan G. Spoon

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with GHC

In order to govern the ongoing relationships between us and GHC after the spin-off and to facilitate an orderly transition, we and GHC entered into agreements providing for various services and rights following the spin-off, and under which we and GHC will indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with GHC.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with GHC before the Distribution. The Separation and Distribution Agreement sets forth our agreements with GHC regarding the principal actions taken in connection with the spin-off. It also sets forth other agreements that govern aspects of our relationship with GHC following the spin-off.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from GHC so that we and GHC retained the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and GHC.

Internal Transactions. The Separation and Distribution Agreement describes certain actions related to our separation from GHC that occurred prior to the Distribution.

Intercompany Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and GHC, on the other hand, terminated effective as of the Distribution, except specified agreements and arrangements that were intended to survive the Distribution.

Credit Support. We agreed to use reasonable best efforts to arrange, prior to the Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support provided by or through GHC or any of its affiliates for the benefit of us or any of our affiliates.

Representations and Warranties. In general, neither we nor GHC made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets were transferred on an “as is,” “where is” basis.

Further Assurances. The parties agreed to use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that were not consummated prior to the Distribution as promptly as practicable following the date of the Distribution. In addition, the parties agreed to use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Distribution.

The Distribution. The Separation and Distribution Agreement governs GHC’s and our respective rights and obligations regarding the Distribution. Prior to the Distribution, GHC delivered all the issued and outstanding shares of our common stock to the distribution agent. Following the date of the Distribution, the distribution agent electronically delivered the shares of our common stock to GHC stockholders based on the distribution ratio.

Exchange of Information. We and GHC agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and GHC also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligation for an agreed period of time.

Release of Claims. We and GHC each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution had been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arose out of or related to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification. We and GHC each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the spin-off and our and GHC’s respective businesses. The amount of either GHC’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which GHC would provide us, and we would provide GHC, with specified services for a limited time to help ensure an orderly transition following the Distribution. The Transition Services Agreement specifies the calculation of our costs for these services.

The cost of these services was negotiated between us and GHC and may not necessarily be reflective of prices that we could have obtained for similar services from an independent third party.

GHC has provided us certain administrative and tax services for a transitional period after the spin-off. A majority of the services to be provided under the Transition Services Agreement have been completed. For 2015, the cost of the services we paid GHC under the Transition Services Agreement has not been material.

Tax Matters Agreement

We entered into a Tax Matters Agreement with GHC that governs the respective rights, responsibilities and obligations of GHC and us after the spin-off with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that we will be required to indemnify GHC for any taxes resulting from the failure of any step of the spin-off to qualify for its intended tax treatment under U.S. Federal income tax laws, if such taxes result from (1) untrue representations or breaches of covenants that we made and agreed to in connection with the spin-off, (2) the application of Section 355(e) of the Code to the spin-off by virtue of certain acquisitions of our stock or (3) any other action that we know or reasonably should expect would give rise to such taxes.

With respect to taxes other than those incurred in connection with the spin-off, the Tax Matters Agreement provides that we will indemnify GHC for (1) any taxes of ours or our subsidiaries for all periods after the Distribution, (2) any state or local taxes for all periods that are reported on tax returns that do not include GHC or any of its subsidiaries (other than us), and (3) any U.S. Federal taxes of the GHC group for periods prior to the Distribution to the extent attributable to us or our subsidiaries.

As a member of GHC’s consolidated U.S. Federal income tax group, we had (and continue to have following the spin-off) joint and several liability with GHC to the Internal Revenue Service for the consolidated U.S. Federal income taxes of the GHC group relating to the taxable periods in which we were part of the group.

The Tax Matters Agreement imposes certain restrictions on us (including restrictions on share issuances and repurchases, business combinations, an election to be treated as a real estate investment trust, sales of assets and similar transactions) that were designed to preserve the tax-free nature of the Distribution. These restrictions apply for the two-year period after the Distribution.

Employee Matters Agreement

We entered into an Employee Matters Agreement with GHC that addresses employment, compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated. The Employee Matters Agreement also addresses the allocation of responsibilities for certain benefit plans and programs, including retirement plans, non-qualified deferred compensation plans and stock options and restricted stock granted or awarded to our employees under GHC’s equity incentive plans.

In addition, in accordance with the Employee Matters Agreement, GHC provided for continued participation by our employees in certain GHC welfare plans for a limited transitional period following the spin-off. Under the Employee Matters Agreement, we have certain obligations for reimbursements and indemnities between GHC and us relating to such participation. For 2015, the aggregate cost and reimbursements we paid GHC under the Employee Matters Agreement have not been material.

Other Arrangements

Prior to the spin-off, we had various other arrangements with GHC, including arrangements whereby GHC provided us with finance, human resources, legal, information technology, general insurance, risk management and other corporate functions. As described in more detail in “—Separation and Distribution Agreement” above, these arrangements, other than those contemplated pursuant to the Transition Services Agreement, were terminated in connection with the spin-off. We do not consider these arrangements with GHC to be material.

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;
■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;
■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
■	whether the transaction is in the best interests of the Company and its stockholders;
■	whether the transaction is consistent with any conflict of interest policies set forth in our Code of Business Conduct and other policies; and
■

whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” under Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;
■	limitations on the dollar amount of the transaction;
■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and
■	other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

Related Person Transactions

Thomas S. Gayner and Katharine B. Weymouth, who are members of our Board, also serve on the GHC board of directors. These members of our Board may be required to recuse themselves from deliberations relating to the arrangements with GHC described above and other arrangements between us and GHC in the future.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2017 Annual Meeting

If any stockholder wishes to submit a proposal to be considered for inclusion in our proxy materials for our 2017 Annual Meeting of Stockholders, such proposal must comply with the requirements of the SEC’s proxy rules and be submitted in writing, received by December 1, 2016, and addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012.

Deadline and Procedures Under Our By-laws for Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2017 Annual Meeting

Under our By-laws, any stockholder of record wishing to appear at our 2017 Annual Meeting and submit a proposal or nominate a person for election to our Board must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012 not earlier than January 3, 2017 and not later than February 2, 2017. Any such stockholder proposal or director nomination will not appear in our proxy statement. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws. If we do not receive notice by February 2, 2017, or if it meets other requirements of SEC rules, the persons named as proxies in the proxy materials relating to the 2017 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s).

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the only matters that the Board expects to present to the Annual Meeting are those discussed herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

CABLE ONE

CABLE ONE, INC.
210 EAST EARLL DRIVE
PHOENIX, AZ 85012

SCAN TO VIEW MATERIALS & VOTE

THERE ARE THREE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the cut-off date or meeting date **scheduled for May 3, 2016**. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, the day before the cut-off date or meeting date **scheduled for May 3, 2016**. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E01944-P72642

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CABLE ONE, INC.

The Board of Directors unanimously recommends you vote FOR all Nominees and FOR proposal 2.

Vote on Directors

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Brad D. Brian	☐	☐	☐
1b. Katharine B. Weymouth	☐	☐	☐

Vote on Proposal

Please mark the box if you plan to attend the Annual Meeting. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 3, 2016
8:30 a.m. (local time)

You may vote over the Internet, by telephone, or by mail.
Please read the card carefully for instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E01945-P72642

CABLE ONE, INC.
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 3, 2016

The undersigned stockholder of CABLE ONE, INC., a Delaware corporation (the "Company"), hereby appoints Kevin P. Coyle and Alan H. Silverman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held on Tuesday, May 3, 2016, at 8:30 a.m., local time, at the Omni Berkshire Place, 21 East 52nd Street, New York, New York 10022, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal; **however, if no instruction is given on the reverse side, to vote FOR the election of the nominee directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016;** and (ii) to vote, in their discretion, with respect to such other matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side